SCHEDULE 14A - REVISED PROXY STATEMENT
MISSION
PROXY STATEMENT
I. APPROVAL OF ISSUANCE OF COMMON SHARES TO KINGSBRIDGE
II. APPROVAL OF ISSUANCE OF COMMON SHARES TO CORRESTORE
III. OTHER MATTERS
PROXY CARD

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[x] Preliminary Revised proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[ ] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

Somanetics Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[SOMANETICS LOGO]

MISSION

Somanetics is dedicated to the development and marketing
of product solutions for critical clinical needs, including in the cardiovascular marketplace.

TO OUR SHAREHOLDERS:

Recent positive events in our business have raised important issues that require us to conduct a Special Meeting of Shareholders. The purpose of this letter is to update you on the current state of the business, especially with regard to the acquisition of our CORrestore™ license.

Recent Events

On February 17th, we announced the signing of an agreement with Nellcor Puritan Bennett Export, Inc., a wholly owned subsidiary of Mallinckrodt, Inc. (NYSE: MKG), and the worldwide market leader in pulse oximetry. Nellcor will be the exclusive distributor of our INVOS® Cerebral Oximeter technology in 39 countries, including all major markets in Europe.

Also, on March 7th, we announced an agreement for a Private Equity Line of up to $15 million with Kingsbridge Capital Limited. The equity line provides us access to capital, subject to certain conditions, as we move forward.

On June 5th, we announced the acquisition of exclusive, worldwide, royalty-bearing licenses to specified rights, including rights under a patent issued to Gerald Buckberg, M.D., professor of surgery at UCLA Medical Center, and Constantine Athanasuleas, M.D., chief of cardiac surgery at Carraway Methodist Medical Center in Birmingham, AL, relating to a new cardiac implant. The implant is being developed for use in a surgical treatment of patients with certain types of severe congestive heart failure (CHF).

And, on June 13th, we announced record second quarter financial results for our INVOS® Cerebral Oximeter business.

Each of these events represents an important step forward for our business.

CORrestore™

The new product, called CORrestore, is being developed, in part, to make an evolving surgical procedure, Surgical Anterior Ventricular Restoration (SAVR), easier for the cardiac surgeon to perform. SAVR is being pursued by a group of world-renowned cardiac surgeons and cardiologists, organized and led by Dr. Buckberg, as a treatment for patients with certain types of severe CHF.

CHF is an enormous human and economic problem that is expected to grow as the population ages. Today, an estimated 5 million people in the U.S. have been diagnosed with CHF. Each year, an estimated 550,000 additional people are diagnosed with CHF in the U.S.

CHF patients are classified based on the severity of their condition according to the New York Heart Association (NYHA) classification system. Patients with less severe CHF are classified as NYHA Class I and Class II. With the help of drugs, these patients do not exhibit severe CHF symptoms with normal activity and lead a reasonably normal life until the condition worsens.

Patients with more severe CHF are classified as NYHA Class III and Class IV. These patients exhibit symptoms, including shortness of breath, chest pain, fatigue, and swelling of the extremities, with normal activity or even at rest. About 30% of CHF patients are diagnosed with NYHA Class III and Class IV CHF.

With currently available treatments, approximately 40% of NYHA Class III and Class IV CHF patients die within one year. The prognosis for the survivors is often dismal and their quality of life is poor. Currently available treatments often only slow the progression of the CHF, except heart transplantation that is available only to a select few recipients each year.

SAVR is a surgical technique that can be used to treat some NYHA Class III and Class IV CHF patients. The initial candidates for SAVR are those with enlarged hearts due to a prior heart attack damaging the anterior wall of the left ventricle. An estimated 30% of NYHA Class III and Class IV, or 9% of all, CHF patients, meet this criteria. Other CHF patients may be candidates for SAVR as the procedure evolves.

Dr. Athanasuleas presented 18-month follow-up results of 439 SAVR patients at the American Heart Association Meeting in November 1999. These early results demonstrate the potential of this new approach.

Prior to SAVR, all patients in the study were diagnosed as NYHA Class III or Class IV, the most severe CHF cases. At 18 months post-SAVR, the survival rate was 87% as compared to 61% after 12 months for all Class III and Class IV patients treated with currently available treatments. At 18 months, 75% of these previously severe NYHA Class III and Class IV CHF patients were free from heart failure.

In addition to the apparent human benefit to the SAVR approach, the potential economic benefit is impressive. Currently, about 40% of CHF patients, including less severe NYHA Class I and Class II patients, are admitted to the hospital each year. About 23% of patients are admitted to the hospital more than once annually, some more than four times each year.

In the study presented at the AHA meeting, the hospital re-admission rate for patients treated with SAVR was 8.8% annualized. If sustained, the potential annualized savings to U.S. hospitals and payers is billions of dollars each year.

Clinical experience with SAVR suggests that this new approach may improve the condition of some patients with certain types of NYHA Class III and Class IV CHF, reducing mortality, improving quality of life and decreasing the cost of care.

Currently, the surgeons performing the SAVR procedure fabricate an implant by hand, using available materials in the operating room. The process takes valuable time and results in an implant of variable quality. The handcrafted implant can be difficult to insert and can leak around the edges.

CORrestore is being developed to help standardize the procedure, providing an implant that is easier for the surgeon to insert and a better seal to minimize leaking. We believe that standardizing the implant is important in order to gain widespread acceptance of SAVR in the medical community.

In evaluating the acquisition of CORrestore, we considered numerous other factors as well. Certain of these factors included (1) CORrestore had to fit with our existing business, (2) we wanted to minimize the impact on the existing INVOS Cerebral Oximeter business, (3) we couldn’t pay cash for the opportunity, and (4) we had to believe that the opportunity would offer an appropriate return for the added investment.

With regard to fit, our near-term focus with the INVOS Cerebral Oximeter is in marketing the product for use in cardiac and vascular surgery and in surgeries involving elderly patients. Given our need for a direct selling organization, additional products focused in the same cardiovascular market should allow us to leverage our investment in a direct selling organization because our sales personnel will be calling on some of the same persons to sell both products.

Because the initial development and manufacturing of CORrestore will be performed by outside sources, the distraction to the execution of the INVOS cerebral oximetry business is expected to be minimal. Our sales and marketing team, as well as our R&D and manufacturing teams, will remain primarily focused on execution of our INVOS business during this period.

The inventors believe in the SAVR approach to treating certain types of congestive heart failure and believe the CORrestore implant is an important part of standardizing the procedure. As such, they are willing to be compensated predominately based on performance. As such, no cash was paid up-front to acquire our license. Compensation will come in the form of royalties paid on net revenues, warrants, most of which vest upon achievement of certain revenue milestones, and consulting fees.

And, the CHF market is an area of heightened interest in the investment community. While we can’t be certain, our belief is that the opportunity will add value to Somanetics.

INVOS® Cerebral Oximeter

The expansion of our business with the addition of CORrestore does not reduce our enthusiasm for the potential of our INVOS cerebral oximetry business. In fact, we hope that the combination of the opportunities will allow us to become a stronger company, enabling us to execute the INVOS business more effectively.

In the near term, we expect several events to contribute to continued progress in our INVOS business. First, we have engaged Mallinckrodt, our distributor covering all the major European markets. Second, we are waiting for FDA 510(k) clearance for the pediatric INVOS Cerebral Oximeter System. And third, we expect intervention outcome study results in cardiac surgery to begin being presented as 2000 comes to a close.

Conclusion

Fundamentally, we are operating in a very difficult health care environment for introducing new technology as well as a very difficult public micro-cap investment market. Despite these factors, we continue to persevere toward building our business for our shareholders.

We believe the combination of the INVOS opportunity and the CORrestore opportunity hold great promise. I strongly urge all of our shareholders to support our initiatives at the Special Meeting of Shareholders.

Sincerely,

Bruce J. Barrett
President and Chief Executive Officer

Preliminary Copy

[SOMANETICS LOGO]
1653 East Maple Road
Troy, Michigan 48083-4208

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 7, 2000

To the Shareholders of Somanetics Corporation:

      THIS IS OUR NOTICE TO YOU that a special meeting of shareholders of Somanetics Corporation will be held at the Sterling Inn Banquet & Conference Center, 34911 Van Dyke, Sterling Heights, Michigan 48312, at 9:00 a.m. eastern daylight time on Thursday, September 7, 2000 for the following purposes:

1. To consider and act upon a proposal to approve our issuance and sale, from time to time, of common shares for a cash price between 86% and 90% of the then current average market price of our common shares, up to an aggregate of $15 million, in a private placement to Kingsbridge Capital Limited pursuant to the Private Equity Line Agreement dated March 6, 2000 (currently estimated to aggregate 6,007,197 common shares based on the common shares already issued and the market price of our common shares as of July 12, 2000; the actual number of common shares to be issued will depend on the market price of our common shares from time to time and cannot be determined at this time), our issuance and sale of a warrant to purchase up to 200,000 common shares to Kingsbridge, and our issuance and sale of the common shares subject to the warrant if it is exercised, all pursuant to Nasdaq Rule 4310(c)(25)(H).

2. To consider and act upon a proposal to approve our issuance and sale of warrants to purchase an aggregate of up to 2,500,000 common shares at $3.00 a share to CORrestore, LLC and its agent, and our issuance and sale of the common shares subject to the warrants if they are exercised, pursuant to the License Agreement, dated as of June 2, 2000, all pursuant to Nasdaq Rule 4310(c)(25)(H).

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

      Only shareholders of record on July 12, 2000 will be entitled to notice of the meeting or any adjournment of the meeting and to vote at the meeting or any adjournment of the meeting.

      All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and return it as promptly as possible to ensure your representation at the meeting. A return postage-prepaid envelope is enclosed for that purpose. If you return the proxy, you may withdraw your proxy and vote your shares in person if you attend the meeting.

      Your attention is called to the attached proxy statement and the accompanying proxy.

By order of the Board of Directors

Bruce J. Barrett President and Chief Executive Officer

Troy, Michigan
August 10, 2000

SOMANETICS CORPORATION
1653 East Maple Road
Troy, Michigan 48083-4208

PROXY STATEMENT

Special Meeting of Shareholders
September 7, 2000

General Information

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Somanetics Corporation. The proxies are being solicited for use at the special meeting of shareholders to be held at the Sterling Inn Banquet & Conference Center, 34911 Van Dyke, Sterling Heights, Michigan 48312, at 9:00 a.m. eastern daylight time on Thursday, September 7, 2000, and at any adjournment of that meeting. The special meeting is being held for the purposes described in the Notice of Special Meeting of Shareholders on the prior page. We expect that this proxy statement and the accompanying proxy will be first sent or given to shareholders on or about August 10,  2000.

Solicitation

      We will bear the entire cost of soliciting proxies in the enclosed form, including the costs of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy and any additional information we furnish to shareholders. We may supplement our solicitation of proxies by mail with telephone, telegraph or personal solicitation by our directors, officers or other regular employees. We will not pay any additional compensation to our directors, officers or other regular employees for these services. We have also engaged Georgeson Shareholder Communications Inc. to solicit proxies by mail or telephone or in person, at an expected cost to us of approximately $6,500 plus reasonable out-of-pocket expenses. We will request that brokers, nominees and other similar record holders forward soliciting material, and we will reimburse them upon request for their out-of-pocket expenses.

Voting Securities and Holders

Voting Rights and Outstanding Shares

      Only shareholders of record at the close of business on July 12, 2000 will be entitled to notice of the special meeting or any adjournment of the meeting and to vote at the special meeting or any adjournment of the meeting. As of the close of business on July 12, 2000, we had 6,528,391 outstanding common shares, $0.01 par value, the only class of our stock outstanding and entitled to vote.

      Each common share is entitled to one vote on each matter submitted for a vote at the meeting. The presence, in person or by proxy, of the holders of record of a majority of the outstanding common shares entitled to vote, or 3,264,196 shares, is necessary to constitute a quorum for the transaction of business at the meeting or any adjournment of the meeting.

Revocability of Proxies

      A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to our Secretary or by executing and delivering to our Secretary a later dated proxy. A shareholder’s attendance at the meeting will not have the effect of revoking any proxy given by that shareholder unless the shareholder gives written notice of revocation to the Secretary before the proxy is voted. Any written notice revoking a proxy, and any later dated proxy, should be sent to Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attention: Investor Relations Department.

      Valid proxies in the enclosed form that are returned in time for the meeting and executed and dated in accordance with the instructions on the proxy will be voted as specified in the proxy. If no specification is made, the proxies will be voted FOR approval of our issuance and sale, from time to time, of common shares for a cash price between 86% and 90% of the then current average market price of our common shares, up to an aggregate of $15 million, in a private placement to Kingsbridge Capital Limited pursuant to the Private Equity Line Agreement, our issuance and sale of a warrant to purchase up to 200,000 common shares to Kingsbridge, and our issuance and sale of the common shares subject to the warrant if it is exercised, and FOR approval of our issuance and sale of warrants to purchase an aggregate of up to 2,500,000 common shares at $3.00 a share to CORrestore, LLC and its agent, and our issuance and sale of the common shares subject to the warrants if they are exercised.

Security Ownership of Principal Holders and Management

      The following table contains information with respect to the beneficial ownership of our common shares as of July 12, 2000 by (1) each of our directors, (2) each of our executive officers named in the Summary Compensation Table included in our proxy statement distributed in connection with our 2000 annual meeting of shareholders, (3) all of our directors and executive officers as a group, and (4) each person known by us to beneficially own more than 5% of our common shares, our only outstanding class of voting shares:

			Percentage of
	Amount and Nature of		Common Shares
Name of Beneficial Owner	Beneficial Ownership		Owned (1)

Bruce J. Barrett	505,692	(2)	7.3%

Raymond W. Gunn	83,200	(3)	1.3%

Richard S. Scheuing	55,692	(4)	*

Ronald A. Widman	45,330	(5)	*

Pamela A. Winters	50,917	(6)	*

Dr. James I. Ausman	26,285	(7)	*

Daniel S. Follis	34,931	(8)	*

Robert R. Henry	164,000	(9)	2.5%

A. Brean Murray	424,290	(10)	6.2%

H. Raymond Wallace	23,111	(11)	*

All directors and executive officers as a group (10 persons)	1,369,348	(12)	18.3%

*	Less than 1%

(1)	Based on 6,528,391 common shares outstanding as of July 12, 2000.

(2)	Includes 358,200 common shares that Mr. Barrett has the right to acquire within 60 days of July 12, 2000 and 500 common shares owned by his wife. Mr. Barrett’s address is 1653 East Maple Road, Troy, Michigan 48083-4208.

(3)	Includes 79,600 common shares that Mr. Gunn has the right to acquire within 60 days of July 12, 2000, and 3,600 common shares owned jointly with his wife. Mr. Gunn resigned as an executive officer effective January 14, 2000.

(4)	Includes 55,692 common shares that Mr. Scheuing has the right to acquire within 60 days of July 12, 2000.

(5)	Includes 45,330 common shares that Mr. Widman has the right to acquire within 60 days of July 12, 2000.

(6)	Includes 50,917 common shares that Ms. Winters has the right to acquire within 60 days of July 12, 2000.

(7)	Includes 13,511 common shares that Dr. Ausman has the right to acquire within 60 days of July 12, 2000, 9,744 common shares owned jointly with his wife, and 3,030 shares held in an individual retirement account over which Dr. Ausman exercises sole voting and investment control.

(8)	Includes 13,500 common shares that Mr. Follis has the right to acquire within 60 days of July 12, 2000. The 34,931 common shares shown above as beneficially owned by Mr. Follis include 8,820 common shares owned by The Infinity Fund, a limited partnership in which Mr. Follis is a 6.068% limited partner and a 50% general partner and which is administered by Verschuren & Follis, Inc., a corporation in which Mr. Follis is a 50% shareholder, a director and the President.

(9)	Includes 4,000 common shares that Mr. Henry has the right to acquire within 60 days of July 12, 2000.

(10)	Includes (1) 30,000 common shares owned by A. Brean Murray, (2) 80,290 common shares owned by Brean Murray & Co., Inc., an investment banking company that is a wholly-owned subsidiary of BMI Holding Co.; A. Brean Murray owns 43.53% of the outstanding voting stock of BMI Holding Co. and his wife owns 11.87% of the outstanding voting stock of BMI Holding Co., (3) 10,000 common shares owned by the Brean Murray & Co., Inc. Profit Sharing Trust, (4) 200,000 common shares that Brean Murray & Co., Inc. has the right to acquire within 60 days of July 12, 2000 upon the exercise of warrants granted to Brean Murray & Co., Inc. in connection with its underwriting of a public offering of our securities in June 1997, and (5) 104,000 common shares that A. Brean Murray has the right to acquire within 60 days of July 12, 2000 upon the exercise of options granted to A. Brean Murray by us. Mr. Murray’s Address is 570 Lexington Avenue, New York, New York 10022-6822.

(11)	Includes 11,511 common shares that Mr. Wallace has the right to acquire within 60 days of July 12, 2000 and 1,000 shares held in a living trust; Mr. Wallace has sole voting and dispositive power over the shares held in the trust.

(12)	Includes 880,661 common shares that all executive officers and directors as a group have the right to acquire within 60 days of July 12, 2000.

I. APPROVAL OF ISSUANCE OF COMMON SHARES TO KINGSBRIDGE

      We seek to raise additional capital to fund our operations by issuing common shares from time to time in a private placement pursuant to our Private Equity Line Agreement with Kingsbridge Capital Limited. Because sales of common shares pursuant to the Private Equity Line Agreement are subject to many conditions, including the effectiveness of a registration statement relating to Kingsbridge’s resale of the common shares we sell to Kingsbridge, in excess of the 1,000,000 shares already registered, we cannot assure you that any sales of common shares will be made to Kingsbridge even if shareholder approval is obtained. You are being asked to consider and approve:

•	our issuance and sale, from time to time, of common shares for a cash price between 86% and 90% of the then current average market price of our common shares, up to an aggregate of $15 million, in a private placement to Kingsbridge Capital Limited pursuant to the Private Equity Line Agreement dated March 6, 2000 (currently estimated to aggregate 6,007,197 common shares based on the common shares already issued and the market price of our common shares as of July 12, 2000; the actual number of common shares to be issued will depend on the market price of our common shares from time to time and cannot be determined at this time),

•	our issuance and sale of a warrant to purchase up to 200,000 common shares to Kingsbridge, and

•	our issuance and sale of the common shares subject to the warrant if it is exercised.

See “The Private Equity Line Agreement” for a more detailed description of the terms of our sales of common shares to Kingsbridge pursuant to the Private Equity Line Agreement.

      We are seeking shareholder approval because the proposed transaction requires approval by our shareholders under Nasdaq Marketplace Rule 4310(c)(25)(H) to maintain our listing on The Nasdaq SmallCap Market. The number of shares we propose to issue in the private placement to Kingsbridge Capital Limited exceeds 20% of our outstanding common shares as of March 6, 2000, the date we entered into the Private Equity Line Agreement with Kingsbridge, and the shares will be sold at a discount to the market price of our common shares.

      In addition, the Private Equity Line Agreement requires us to obtain shareholder approval in accordance with rules of The Nasdaq Stock Market before we can sell more than 19.9% of our outstanding common shares to Kingsbridge. As of March 6, 2000 we had 6,035,597 common shares outstanding, and 19.9% of that amount is 1,201,083 common shares. On March 6, 2000, we issued to Kingsbridge a warrant to purchase 200,000 common shares, exercisable at $4.36 a share pursuant to the Private Equity Line Agreement, and we have subsequently issued 492,794 common shares to Kingsbridge for net proceeds of $1,420,388. If all of the estimated 6,007,197 common shares were issued under the Private Equity Line Agreement as of March 6, 2000 and all 200,000 of the shares subject to Kingsbridge’s warrant were issued as of March 6, 2000, we would have had 12,242,794 common shares outstanding, and shareholders as of March 6, 2000 would have owned 49.3% of our outstanding common shares, 50.7% less than they owned as of March 6, 2000. We have registered Kingsbridge’s resale of the 200,000 shares it may acquire upon exercise of the warrant we granted to Kingsbridge and up to 1,000,000 of the common shares that we sell to Kingsbridge pursuant to the Private Equity Line Agreement. We will be required to register additional common shares for resale by Kingsbridge before we sell common shares to them in excess of the 1,000,000 shares already registered.

      We believe that the cash, cash equivalents and marketable securities on hand at July 12, 2000, together with the estimated net proceeds from the sales over time to Kingsbridge of the remaining 507,206 common shares that have been registered for resale pursuant to the Private Equity Line Agreement based on current market prices, will be adequate to satisfy our operating and capital requirements through December 2000. By that time we will be required to raise additional cash either through additional sales of our products, through sales of securities, by incurring indebtedness or by some combination of these alternatives. If we are unable to raise additional cash by that time, we will be required to reduce or discontinue our operations. We do not believe that product sales will be sufficient to fund our operations for the foreseeable future, and we have no loan commitments.

      Our Board of Directors considered other methods of financing, including private placements of debt and equity securities and a public offering of equity securities. Based on then current market conditions, our then current financial condition and discussions with potential underwriters, the Board determined that a public offering of our securities was not feasible at that time. The Board also determined that to obtain commitments for the amount of capital we desired to raise, all of the alternatives would require discounts, commissions and expenses that would result in our receiving net proceeds that were less than the market value of the securities issued. The Board also determined that the Private Equity Line Agreement was the alternative that provided us with the most certainty that we could obtain the capital we desired to raise and the most control over when to obtain that capital and at what price. Therefore, the Board of Directors unanimously recommends that shareholders approve our issuance and sale of common shares to Kingsbridge so that we may issue and sell, from time to time, common shares for a cash price between 86% and 90% of the then current average market price of our common shares, up to an aggregate of $15 million, including the 492,794 common shares already sold to Kingsbridge.

Vote Required to Approve the Issuance to Kingsbridge and Principal Effects of Approval or Non-Approval

      The approval by a majority of the votes cast by the holders of common shares at the meeting and entitled to vote on the action is necessary for shareholder approval of the proposed issuance of common shares and the warrant to Kingsbridge. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining approval of this proposal, but will be counted in determining the number of common shares present or represented by proxy in determining whether a quorum is present. If such approval is obtained at the special meeting, we may issue and sell up to $15 million in gross proceeds of our common shares to Kingsbridge pursuant to the Private Equity Line Agreement, of which we have already issued and sold $1,600,000, we may issue and sell the warrant to purchase 200,000 common shares to Kingsbridge, which has already been issued, and we may issue and sell the common shares issuable to Kingsbridge upon exercise of the warrant. Based on market prices as of July 12, 2000 and the common shares sold pursuant to the Private Equity Line Agreement through July 12, 2000, we would issue a currently estimated aggregate of 6,007,197 common shares to Kingsbridge if we sold $15 million of common shares to Kingsbridge under the Private Equity Line Agreement.

      If such approval is not obtained at the special meeting, we will not be able to issue and sell common shares to Kingsbridge beyond the 1,000,000 common shares already registered for resale by Kingsbridge, which includes the 492,794 common shares already issued to them, and beyond the 200,000 common shares subject to the warrant already granted to Kingsbridge. If we do not sell at least $7,500,000 of common shares to Kingsbridge, we must pay Kingsbridge the discount on the unsold shares. We are seeking shareholder approval, in part, to comply with a condition in the Private Equity Line Agreement to our sale of more than 19.9% of our outstanding common shares to Kingsbridge and to comply with shareholder approval requirements for securities traded on The Nasdaq SmallCap Market.

The Private Equity Line Agreement

      The major features of the Private Equity Line Agreement are summarized below, but this is only a summary and is qualified in its entirety by reference to the actual text of the Private Equity Line Agreement.

      On March 6, 2000, we entered into the Private Equity Line Agreement with Kingsbridge Capital Limited, a private institutional investor. Pursuant to the Private Equity Line Agreement we may issue and sell, from time to time, common shares for cash consideration up to an aggregate of $15 million. As required by the Private Equity Line Agreement, we have filed a registration statement to permit Kingsbridge to resell to the public 1,000,000 of the shares that we sell to it pursuant to the Private Equity Line Agreement. Until March 31, 2002, we may sell, or “put,” common shares to Kingsbridge from time to time in amounts and at times we select at our sole discretion, subject to specific restrictions set forth in the Private Equity Line Agreement. The price for these sales is between 86% and 90% of the then current average market price of our common shares. The actual percentage will depend on an average market price of our common shares as follows:

Average Market Price

Greater Than	But Less
Or Equal To	Than	Percentage

$0.00	$3.00	86%
$3.00	$8.00	88%
$8.00	N/A	90%

      In addition, we must pay Brean Murray & Co., Inc. a 3.5% commission in connection with these sales. Brean Murray & Co., Inc. is an investment banking company that is a wholly-owned subsidiary of BMI Holding Co. A. Brean Murray, a director of the Company, owns 43.53% of the outstanding voting stock of BMI Holding Co. and his wife owns 11.87% of the outstanding voting stock of BMI Holding Co. Mr. Murray arranged the Private Equity Line Agreement and assisted us in negotiating its terms. As of July 12, 2000, we have paid $56,000 in commissions to Brean Murray & Co., Inc. in connection with sales of common shares to Kingsbridge under the Private Equity Line Agreement. We must also pay additional expenses in connection with these sales. We are not permitted to sell more than 19.9% of our outstanding common shares pursuant to this arrangement unless we first obtain shareholder approval under The Nasdaq SmallCap Market rules.

      Puts can be made every 15 trading days in amounts ranging from a minimum of $10,000 to a maximum of $1,000,000. The amounts depend on the then current trading volume and average market price of our common shares at the time of each put. We are required to put at least $7,500,000 of our common shares to Kingsbridge over the life of the Private Equity Line Agreement or pay Kingsbridge the discount on the unsold shares. As of July 12, 2000, we have issued 492,794 common shares under the Private Equity Line Agreement. Under the Private Equity Line Agreement, the average market price of our common shares for purposes of calculating the purchase price to be paid by Kingsbridge is the average of the lowest trade prices of the common shares as reported by Bloomberg L.P. on each of five days on which The Nasdaq SmallCap Market is open for trading. The five days are the two trading days before the day on which we deliver notice to Kingsbridge that we are exercising a put, the trading day on which we deliver the put notice, and the two trading days after the trading day on which we deliver the put notice.

      The Private Equity Line Agreement provides that we may not put our common shares to Kingsbridge unless the following conditions are satisfied or waived (none of which is within Kingsbridge’s control):

•	the registration statement must have been declared effective by the SEC and must remain effective;

•	the representations and warranties made by us in the Private Equity Line Agreement must be accurate in all material respects as of the date of each put and as of the date of the closing of the sale. One of our representations is that since November 30, 1999 there has been no material adverse change in our business, operations, properties, prospects or financial condition, except as disclosed in the registration statement or specified periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934;

•	we must have performed and complied with in all material respects all obligations under the Private Equity Line Agreement, the warrant and the Registration Rights Agreement entered into between us and Kingsbridge in connection with the Private Equity Line Agreement that are required to be performed as of the date of each put and as of the date of the closing of the sale;

•	no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect that prohibits or directly and adversely affects any of the transactions contemplated by the Private Equity Line Agreement;

•	our common shares must not have been delisted from The Nasdaq SmallCap Market nor suspended from trading;

•	the issuance of the common shares must not violate the shareholder approval requirements of The Nasdaq SmallCap Market;

•	the number of shares to be put to Kingsbridge, together with any shares then held by Kingsbridge, must not exceed 9.9% of our common shares that would be outstanding upon completion of the put; as of July 12, 2000, Kingsbridge held 101,015 of our common shares; and

•	the average trading volume of our common shares for 26 of the 30 consecutive trading days immediately preceding a put must be at least 30,000 shares a day. The two highest and the two lowest trading volume days are excluded.

      In addition to these conditions, we consider the following factors when deciding whether to exercise a put:

•	our needs for cash;

•	the then current market price and trading volume of our common shares; and

•	our compliance with The Nasdaq SmallCap Market’s requirements for continued listing, including the requirement that we maintain a minimum of $2,000,000 of shareholders’ equity.

      In consideration for Kingsbridge’s commitment under the Private Equity Line Agreement, we issued a warrant to Kingsbridge on March 6, 2000. The warrant entitles the holder to purchase 200,000 common shares at a purchase price of $4.36 per share. The warrant is exercisable at any time until September 3, 2005. The warrant contains standard provisions that protect the holder against dilution by adjustment of the exercise price and the number of shares issuable pursuant to the warrant if any of the following occurs:

•	stock split

•	reverse stock split,

•	stock dividend,

•	reclassification,

•	merger,

•	statutory share exchange,

•	similar transactions affecting our common shares, or

•	specified issuances of common shares, convertible or exchangeable securities, options and warrants at less than the market price of the common shares, as defined in the Private Equity Line Agreement.

The warrant also provides for adjustments if we pay liquidating dividends. No adjustments are required for instruments or benefits issued under any of our stock option plans or in consideration or our acquisition of all or any part of the assets of another person. The exercise price of the warrant is payable either in cash or by a cashless exercise in which the number of common shares underlying the warrant having an aggregate fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price. Effective May 31, 2000, we granted A. Brean Murray, one of our directors, 10-year options to purchase 50,000 common shares at $4.36 a share, under our 1997 Stock Option Plan.

      On April 13, 2000, we completed the sale of 167,131 common shares to Kingsbridge Capital Limited, pursuant to the Private Equity Line Agreement, at a price of $3.59 per share, for gross proceeds of $600,000. On May 11, 2000, we completed the sale of 148,148 common shares to Kingsbridge Capital Limited, at a price of $2.70, for gross proceeds of $400,000. On June 22, 2000, we completed the sale of 177,515 common shares to Kingsbridge Capital Limited, at a price of $3.38, for gross proceeds of $600,000. Our net proceeds, after deducting the commissions and the estimated expenses of the offerings, were approximately $1,420,388.

Nasdaq Shareholder Approval Requirement

      Based on market prices as of July 12, 2000 and the common shares sold pursuant to the Private Equity Line Agreement through July 12, 2000, we would issue a currently estimated aggregate of 6,007,197 common shares to Kingsbridge if we sold $15 million of common shares to Kingsbridge under the Private Equity Line Agreement. These shares constitute more than 20% of the 6,035,597 common shares outstanding as of March 6, 2000, the date we entered into the Private Equity Line Agreement. In addition, the purchase price for the common shares is at a discount to the market price of our common shares.

      Our common shares are listed for trading on The Nasdaq SmallCap Market. As a result, we must comply with Nasdaq corporate governance rules contained in the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 4310(c)(25)(H) requires shareholder approval before we issue securities in connection with a transaction other than a public offering involving:

•	the sale or issuance by us of common shares or securities convertible into or exercisable for common shares;

•	equal to 20% or more of the common shares or 20% or more of the voting power outstanding before the issuance;

•	for less than the greater of book or market value of the common shares.

      Although we have registered Kingsbridge’s resale of 1,000,000 of the common shares we sell to them, we are seeking shareholder approval of our issuance of common shares to Kingsbridge because that sale is being treated as a private placement of securities.

Outstanding Rights to Acquire Common Shares

      As of July 12, 2000, we had 6,528,391 common shares outstanding and the following rights to acquire our common shares were outstanding:

•	1,620,782 common shares reserved for issuance under our 1983 Stock Option Plan, 1991 Incentive Stock Option Plan, 1993 Director Stock Option Plan, 1997 Stock Option Plan and non-plan options, of which options to purchase an aggregate of 1,403,037 common shares were outstanding as of July 12, 2000;

•	26,424 common shares issuable upon the exercise of warrants issued to the placement agent in connection with Regulation S financings completed in July 1995 and April 1996;

•	115,520 common shares issuable upon the exercise of warrants issued in connection with the Regulation S Offerings completed in July 1995 and April 1996;

•	200,000 common shares issuable upon exercise of the warrants issued to the underwriter in connection with our public offering of common shares which closed in June 1997;

•	200,000 common shares issuable upon exercise of the warrant issued to Kingsbridge in connection with the Private Equity Line Agreement on March 6, 2000;

•	common shares issuable to Kingsbridge pursuant to the Private Equity Line Agreement, subject to shareholder approval for amounts in excess of 1,000,000 shares;

•	400,000 common shares issuable upon exercise of warrants issued to CORrestore, LLC and its agent on June 2, 2000 in connection with the License Agreement described in Part II; and

•	2,100,000 common shares issuable upon exercise of warrants to be issued to CORrestore, LLC and its agent to be granted, subject to shareholder approval, when we receive clearance or approval from the FDA to market the CORrestore patch in the United States, exercisable based on our cumulative net sales of CORrestore patch products, as described in Part II.

Recommendation

      In the opinion of our Board of Directors, if the shareholders fail to approve the issuance of common shares to Kingsbridge as proposed, it could have a detrimental effect on our ability to fund our operations. The Board of Directors recommends a vote FOR approval of our issuance and sale, from time to time, of common shares for a cash price between 86% and 90% of the then current average market price of our common shares, up to an aggregate of $15 million, in a private placement to Kingsbridge Capital Limited pursuant to the Private Equity Line Agreement, our issuance and sale of a warrant to purchase up to 200,000 common shares to Kingsbridge, and our issuance and sale of the common shares subject to the warrant if it is exercised.

II. APPROVAL OF ISSUANCE OF COMMON SHARES TO CORRESTORE

      We entered into a License Agreement as of June 2, 2000 granting us exclusive, worldwide, royalty-bearing licenses to specified rights relating to the CORrestore patch and related products and accessories for use in heart surgeries called surgical anterior ventricular restoration, or SAVR, subject to the terms and conditions of the License Agreement. You are being asked to consider and approve the equity portion of the compensation we agreed to pay for the licenses and related consulting services, specifically our issuance and sale of warrants to purchase an aggregate of up to 2,500,000 common shares at $3.00 a share to CORrestore, LLC and its agent, and our issuance and sale of the common shares subject to the warrants if they are exercised, pursuant to the License Agreement, dated as of June 2, 2000.

      We issued five-year warrants to purchase 400,000 common shares at $3.00 a share to CORrestore and its agent pursuant to the License Agreement on June 2, 2000. Pursuant to the License Agreement, we have agreed to issue to CORrestore and its agent additional five-year warrants to purchase an additional 2,100,000 common shares at $3.00 a share, to be granted, subject to shareholder approval, when we receive clearance or approval from the FDA to market the CORrestore patch in the United States. These warrants would become exercisable based on our cumulative net sales of the CORrestore patch products. We currently estimate the value of the warrants to purchase the 300,000 common shares that have vested at approximately $950,000 and expect to amortize that value over the five-year term of the warrants. We have not yet valued the warrants to purchase 2,100,000 common shares because their issuance is contingent on FDA clearance or approval and their exercise is dependent on sales of CORrestore patch products. See “The CORrestore Patch – License Agreement” for a more detailed description of the warrants.

      We are seeking shareholder approval because the proposed transaction requires approval by our shareholders under Nasdaq Marketplace Rule 4310(c)(25)(H) to maintain our listing on

The Nasdaq SmallCap Market. The number of shares subject to the warrants we have issued or propose to issue to CORrestore and its agent exceeds 20% of our outstanding common shares as of June 2, 2000, the date we entered into the License Agreement with CORrestore, LLC, Constantine L. Athanasuleas, M.D., Gerald D. Buckberg, M.D. and their agent, Wolfe & Company.

      In addition, the License Agreement provides that CORrestore may terminate the licenses at any time within 120 days after the warrants to purchase 2,100,000 shares were otherwise issuable if we fail to receive shareholder approval required by the rules of The Nasdaq Stock Market by the date those warrants are otherwise issuable. As of June 2, 2000, we had 6,350,876 common shares outstanding, and 20% of that amount is 1,270,175 common shares. On June 2, 2000, we issued to CORrestore and its agent warrants to purchase 400,000 common shares, exercisable at $3.00 a share pursuant to the License Agreement. The warrants vest with respect to 300,000 shares upon grant, 50,000 shares when we receive 510(k) clearance or approval of a PMA application from the FDA to market the CORrestore products in the United States and an additional 50,000 shares when we receive the CE mark with respect to the CORrestore products. The additional warrants to purchase 2,100,000 common shares are issuable on the date we receive 510(k) clearance or approval of a PMA application from the FDA to market the CORrestore products in the United States, but only if we receive shareholder approval. The warrants will be exercisable at $3.00 a share and will vest based on our net sales of CORrestore products.

      We believe that the CORrestore products represent an opportunity for us. The warrants and other consideration under the License Agreement were determined by arm’s length negotiations between the parties to the License Agreement. Therefore, the Board of Directors unanimously recommends that shareholders approve our issuance and sale of warrants to purchase an aggregate of up to 2,500,000 common shares at $3.00 a share to CORrestore, LLC and its agent, and our issuance and sale of the common shares subject to the warrants if they are exercised, pursuant to the License Agreement.

Vote Required to Approve the Issuance to CORrestore and its agent and Principal
Effects of Approval or Non-Approval

      The approval by a majority of the votes cast by the holders of common shares at the meeting and entitled to vote on the action is necessary for shareholder approval of the proposed issuance of the warrants and common shares to CORrestore and its agent. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining approval of this proposal, but will be counted in determining the number of common shares present or represented by proxy in determining whether a quorum is present. If such approval is obtained at the special meeting, we may issue and sell warrants to purchase an aggregate of up to 2,500,000 common shares at $3.00 a share to CORrestore, LLC and its agent, of which we have already issued warrants to purchase 400,000 common shares, and we may issue and sell the common shares subject to the warrants if they are exercised, pursuant to the License Agreement.

      If such approval is not obtained, we will not be able to issue and sell the warrants to CORrestore or its agent beyond the warrant to purchase 400,000 common shares already issued,

and the common shares subject to that warrant. If such approval is not obtained by the date we receive 510(k) clearance or approval of a PMA application from the FDA to market the CORrestore products in the United States, CORrestore may terminate our licenses at any time within 120 days after that date. If our licenses are terminated, we will no longer have rights to develop, make or sell CORrestore products, the warrants already issued to CORrestore will terminate, except that the vested portion of those warrants will continue to be exercisable for 90 days, and we will not be required to issue the warrants to purchase 2,100,000 common shares. We are seeking shareholder approval, in part, to remove one of the means by which CORrestore may terminate the licenses and to comply with shareholder approval requirements for securities traded on The Nasdaq SmallCap Market.

The CORrestore Patch

      We are developing the CORrestore™ patch, which is being developed for use in heart surgeries called surgical anterior ventricular restoration, or SAVR. During SAVR, the surgeon restores, or remodels, an enlarged, poor functioning left ventricle to more normal size and function by inserting an implant, in most instances, or closing the defect directly. We entered into a license agreement as of June 2, 2000 giving us exclusive, worldwide, royalty-bearing licenses to specified rights relating to the CORrestore patch, subject to the terms and conditions of the License Agreement. Our objective is to obtain regulatory clearance or approval to sell the CORrestore patch and other regulatory approvals necessary to market outside the United States and to have the patch used in SAVR surgeries. Our initial target market is SAVR surgeries on patients with dilated ischemic cardiomyopathy due to a previous myocardial infarction involving the anterior wall of the ventricle. Ischemic cardiomyopathy is a damaged heart muscle caused by the obstruction of the inflow of blood from the arteries, resulting in an enlarged ventricle. Myocardial infarction is the death of an area of the middle muscle layer in the heart wall.

Market Overview

      Congestive heart failure is when the heart is unable to pump enough blood the meet the circulation needs of the body. It is the number one cause of death for persons over age 65. Approximately 5,000,000 persons in the United States have been diagnosed with congestive heart failure, and each year an estimated 550,000 additional persons in the United States are diagnosed with this condition. An estimated 30% of those with congestive heart failure are in Class III or IV, based on the New York Heart Association classifications. These classifications divide patients into four classes based on how debilitating their condition is. Of these patients in Classes III and IV, only approximately 61% survive one year after they are diagnosed with congestive heart failure, and, for all classes, approximately 40% of these patients are admitted to the hospital each year for congestive heart failure.

      One of the many causes of congestive heart failure is dilated cardiomyopathy, which is generally a disease that damages the heart muscle, resulting in an enlarged ventricle. The left ventricle is the chamber of the heart that pumps the blood through the body. Most cases of congestive heart failure result from the failure of the left ventricle and the resulting backup of fluid in the lungs. As a result of dilated cardiomyopathy, the muscles in the ventricle become thinner and weaker, the ventricle becomes enlarged, and it is not able to pump blood through the body with enough force. Often the body reacts with short-term solutions that further damage the muscle. Drug therapies can be used to treat congestive heart failure, but they often only relieve symptoms or reduce the body’s reactions to the problem with the pump.

      Ventricular remodeling is a surgical technique that can be used to treat some patients suffering from congestive heart failure. It involves reducing the size of the ventricle to restore more normal function. During SAVR, the surgeon restores, or remodels, an enlarged, poor functioning left ventricle to more normal size and function by inserting an implant, in most instances, or closing the defect directly. Dr. Gerald Buckberg and Dr. Constantine Athanasuleas and their company, CORrestore LLC, have designed and patented a patch for use in SAVR that they believe is easier to implant and provides a better seal against leaks at the perimeter than existing patches, which are formed by the surgeon during the surgery out of dacron or bovine pericardium tissue. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges. One study of SAVR surgeries using existing dacron patches indicates a higher 12-month and 18-month survival rate and a lower hospital re-admission rate for patients undergoing SAVR.

      We believe that the trends in aging of the population and the demand to reduce health care costs, and the increased survival rate after initial heart problems, will increase the number of persons diagnosed with congestive heart failure and will increase the demand for procedures that can increase the survival rate and decrease the hospital re-admission rate for these patients. See “Market Overview.”

Business Strategy

      Our objective is to obtain regulatory clearance or approval to sell the CORrestore patch and to have the patch used in SAVR surgeries. Key elements of our strategy are as follows:

      Obtain Regulatory Clearance or Approval for the CORrestore Patch. We are currently working with Drs. Buckberg and Athanasuleas to design and execute the preliminary and definitive clinical tests necessary to obtain regulatory approvals for the CORrestore patch, including FDA clearance and CE certification. We currently believe that the CORrestore patch is eligible to seek 510(k) clearance to market the product in the United States. We believe that we will have to file IDE applications with the FDA before beginning human clinical trials. However, the FDA could require a PMA application, which would require significantly more time and expense. We expect to discuss the regulatory requirements for the CORrestore patch with the FDA before filing an IDE application. Assuming the FDA requires 510(k) clearance and not PMA approval, we expect the process of development, testing, application, clearance and preparing to manufacture the product to take approximately two years and to cost us approximately $3,800,000. If PMA approval is required, the time and cost of development, testing, application, clearance and preparing to manufacture the product could be significantly greater. These expenditures will require us to raise additional capital.

      Target Surgical Procedures Where Benefits Have Been Demonstrated. Our initial target market is SAVR surgeries on Class III and IV congestive heart failure patients with dilated ischemic cardiomyopathy due to a previous myocardial infarction in the anterior wall of the left ventricle. Dilated ischemic cardiomyopathy is a damaged heart muscle caused by the obstruction of the inflow of blood from the arteries and resulting in an enlarged ventricle. Myocardial infarction is death of an area of the middle muscle layer in the heart wall. One study of SAVR surgeries on these patients, using patches that were formed by the surgeon during the surgery out of dacron, indicates a higher 12-month and 18-month survival rate and a lower hospital re-admission rate for patients undergoing SAVR. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges. We believe it will be easier to demonstrate the clinical benefits of the CORrestore patch and potentially gain market acceptance for this product in connection with these surgeries.

      Demonstrate the Clinical Benefits and Promote Acceptance of the CORrestore Patch. We intend to sponsor clinical studies using the CORrestore patch to provide additional evidence of its benefits. The resulting publication of any favorable papers can be used to help convince the medical community of the clinical benefits of the CORrestore patch. We also expect to promote the acceptance of the CORrestore patch in the medical community by encouraging cardiac surgeons in leading hospitals, whose opinions and practices we believe are valued by other hospitals and physicians, to use the CORrestore patch. We believe that the successful evaluations of the CORrestore patch by these medical professionals will accelerate the acceptance of the CORrestore patch by other medical professionals. In addition, Drs. Buckberg and Athanasuleas have formed a group of cardiac surgeons and cardiologists to perform SAVR and cooperate in publishing the results. Each member of the group has also indicated that they will be a center for training surgeons in the SAVR procedure.

      Invest in Marketing and Sales Activities. Once the CORrestore patch may be marketed and sold in the United States, we expect to use our existing distribution network of direct sales employees to distribute the product in the United States. We expect to be dependent on international distributors for international sales of the CORrestore patch products. We also expect to invest in marketing and sales efforts to increase the medical community’s exposure to the CORrestore patch, including participation in trade shows, conducting seminars and direct advertising. We expect to realize some synergies with our Cerebral Oximeter selling efforts because our sales personnel will be calling on some of the same persons to sell both products.

      Establish an Insurance Reimbursement Code for SAVR. We desire to obtain a reimbursement code for SAVR from private and government insurers. These codes permit medical insurance reimbursement for this procedure. We believe reimbursement would increase use of the procedure and the CORrestore patch. We might not be able to get a reimbursement code for SAVR, and sales of CORrestore patches could be harmed if we fail to obtain these codes.

Product

      We are developing the CORrestore patch for use in SAVR surgeries. During SAVR, the surgeon restores, or remodels, an enlarged, poor functioning left ventricle to more normal size and function by inserting an implant, in most instances, or closing the defect directly. SAVR is currently generally performed using a patch that is formed by the surgeon during the surgery out of dacron or bovine pericardium tissue. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges.

      As a result of these problems, Drs. Buckberg and Athanasuleas developed a non-circular bovine pericardium, or cow heart-sac, tissue patch with an integrated soft dacron suture ring. It is intended to make SAVR easier for the surgeon and to provide a better seal on the edges of the patch to minimize leaking. Drs. Buckberg and Athanasuleas and their company, CORrestore LLC, filed for a patent with respect to their patch, which was issued in part in February 2000 and expires in May 2018. Other claims under the patent application are still pending. The claims allowed relate primarily to the product design of a soft suture ring integrated with a patch.

      We plan to offer kits containing the patches, needles, strips of pericardium, sizers, holders and sutures to hospitals performing SAVR. We currently expect the retail price of these kits to be $3,500 to $5,000, although we have done only preliminary market research regarding our proposed pricing. See “Competition.” Prices to distributors will be significantly discounted from the retail price. Because of the requirements for sterility and pursuant to our License Agreement, the patches and kits will be manufactured for us by one of six medical product manufacturers. We will be dependent on one of these entities to develop and conduct the in vitro and animal testing required for FDA clearance or approval of the CORrestore patch and to manufacture our entire requirements for the patches. We have already begun discussions with one of the potential manufacturers.

License Agreement

      We entered into a License Agreement as of June 2, 2000 with Drs. Buckberg and Athanasuleas and their company, CORrestore LLC. The license grants us exclusive, worldwide, royalty-bearing licenses to specified rights relating to the CORrestore patch and related products and accessories for SAVR, subject to the terms and conditions of the License Agreement. The license also grants us the right to use the names of Drs. Buckberg and Athanasuleas and CORrestore on patch products, as trademarks and in advertising, as long as they do not object to such use within 20 days after the proposed use is submitted to them. We also have specified rights to future developments relating to the patch products if we incorporate the developments in the patch products, begin testing them, receive clearances to market them and actually begin marketing them within specified time periods. Transfer and sublicensing of our licenses are restricted by the License Agreement.

      Pursuant to the License Agreement, CORrestore LLC has agreed to provide us with various consulting services for up to 10 days during each of our fiscal years during the term of the licenses. These services include the following relating to the CORrestore patch:

•	assisting us in designing and executing the clinical tests necessary to demonstrate the safety and efficacy of the CORrestore patch or to obtain regulatory approvals;
•	assisting us in preparing and defending applications for regulatory approvals and patent and other intellectual property applications;
•	training our personnel and customers in the use of the CORrestore patch;
•	providing ongoing technical and general consulting and advice;

•	assisting with product designs; and
•	consulting with us in connection with regulatory applications, marketing efforts and efforts to obtain insurance reimbursement codes.

We have agreed to pay all of the expenses of such consultation, of clinical testing of the CORrestore patch and of the existing patent and future patent applications or registrations after the date of the license. We are dependent on Drs. Buckberg and Athanasuleas for further development of the CORrestore patch, training doctors in SAVR and training our personnel and customers in the use of the CORrestore patch.

      In exchange for the license and consulting services, we agreed to the following compensation for CORrestore, LLC and its agent, Wolfe & Company:

•	A royalty of 10% of our net sales of products subject to the licenses, for the term of the patent relating to the CORrestore patch, or for 10 years from the date of the first commercial sale if the patent is determined to be invalid.
•	Five-year warrants to purchase up to 400,000 common shares at $3.00 a share. The warrants became exercisable to purchase 300,000 shares immediately and become exercisable to purchase an additional 50,000 shares when we receive clearance or approval from the FDA to market the CORrestore patch in the United States and another 50,000 shares when we receive CE certification for the CORrestore patch. The warrant expires when the license terminates, except that the vested portion of the warrant remains exercisable for an additional 90 days or, if the licenses terminate because of specified breaches by us, for the remaining term of the licenses.
•	Subject to shareholder approval, five-year warrants to purchase 2,100,000 common shares at $3.00 a share, to be granted when we receive clearance or approval from the FDA to market the CORrestore patch in the United States. The warrants will become exercisable based on our cumulative net sales of the CORrestore patch products as follows:

Additional Portion
Net Sales	of Shares

$5,000,000	233,330

$10,000,000	233,330

$20,000,000	233,340

$35,000,000	350,000

$55,000,000	466,000

$80,000,000	584,000

The warrant expires when the license terminates, except that the vested portion of the warrant remains exercisable for an additional 90 days or, if the licenses terminate because of specified breaches by us, for the remaining term of the licenses. CORrestore, LLC may terminate our licenses if we do not obtain shareholder approval for the issuance of this warrant.
•	A consulting fee of $25,000 a year to each of Drs. Buckberg and Athanasuleas until we sell 1,000 CORrestore patches.

This compensation was determined by negotiation among the parties. We desired to minimize the cash payable and to provide compensation based on achievement of milestones relating to the CORrestore patches. We believe that if the milestones are met, the compensation is fair to us and in the best interest of our shareholders, and to the extent the milestones are not met, the compensation is not paid.

      We have also agreed to increase the size of our Board of Directors and add CORrestore’s designee as a director, if CORrestore designates a person by June 2, 2001. We have also agreed to cooperate with CORrestore to establish a mutually acceptable medical advisory board to provide us with information and advice regarding the CORrestore patch. Drs. Buckberg and Athanasuleas and CORrestore LLC also agreed to specified confidentiality, non-competition and non-solicitation provisions in the license agreement and we agreed to specified confidentiality provisions in the license agreement. Effective May 31, 2000, we also granted A. Brean Murray, one of our directors, 10-year options to purchase 50,000 common shares at $3.00 a share, under our 1997 Stock Option Plan. Mr. Murray assisted us in negotiating the license agreement and the exercise price of his options is the same as the exercise price of CORrestore LLC’s warrants.

      CORrestore, LLC and Drs. Buckberg and Athanasuleas may terminate the licenses as follows:

•	In their sole discretion, within 120 days after we consummate specified types of business combination transactions with another entity and the holders of our common shares immediately before the transaction hold less than 50% of the surviving entity’s or its ultimate parent’s outstanding voting securities immediately after the transaction, but only if (1) the transaction is consummated before June 2, 2002, and (2) the consideration received by our shareholders in the transaction has a fair market value of less than $10.00 a share.
•	In their sole discretion, if Bruce J. Barrett ceases to be our chief executive officer or ceases to be responsible for our activities relating to the licenses, but only if (1) one of these events happens before June 2, 2005, and (2) CORrestore, LLC, Dr. Buckberg or Dr. Athanasuleas exercises the right to terminate within 120 days after the event occurs.
•	In their sole discretion, if we materially breach specified covenants in the license agreement and fail to cure the breach within 90 days (30 days for payment obligations) after CORrestore, LLC notifies us of the breach, but only if CORrestore, LLC exercises its right to terminate within 120 days after the 90-day cure period expires.
•	In their sole discretion, if we do not obtain shareholder approval of the issuance of the warrants to purchase 2,100,000 common shares on or before the date we must issue the warrants.
•	In their sole discretion, if our common shares are delisted from The Nasdaq Stock Market and are not re-listed within 90 days, but only if CORrestore, LLC exercises its right to terminate within 120 days after the 90-day period expires.
•	In their sole discretion, if we make an assignment for the benefit of our creditors or voluntarily commence any bankruptcy, receivership, insolvency or liquidation proceedings and the action is not reversed or terminated within 90 days, but only if CORrestore, LLC exercises its right to terminate within 120 days after the 90-day period expires.
•	CORrestore, LLC may exclude specified countries from the geographic scope of the license if we have not begun marketing the CORrestore patch products or begun the process of obtaining necessary regulatory approval to sell CORrestore patch products in that country within one year after the date we file a 510(k) clearance application or PMA approval application with the FDA with respect to the CORrestore patch products. The countries may be excluded from the license only if we fail to cure the breach of this provision within 90 days after CORrestore, LLC notifies us of the breach.
•	CORrestore, LLC may change our licenses to be non-exclusive for developments that we do not incorporate in the patch products, begin marketing or testing, receive clearances to market or IDE approvals and actually begin marketing within specified time periods.
•	Our licenses become non-exclusive for products that we do not begin marketing and selling in the United States within 30 days after we receive 510(k) clearance or approval of a PMA application from the FDA to market the applicable product in the United States.

      We may terminate the licenses as follows:

•	In our sole discretion, within 120 days after we sign a definitive agreement for specified types of business combination transactions with another entity and the holders of our common shares immediately before the transaction hold less than 50% of the surviving entity’s or its ultimate parent’s outstanding voting securities immediately after the transaction. If we use this provision to terminate the licenses, we must pay $1,000,000 to CORrestore, LLC and Drs. Buckberg and Athanasuleas.
•	In our sole discretion, if CORrestore, LLC or either of Drs. Buckberg or Athanasuleas materially breaches specified covenants in the license agreement and fails to cure such breach within 90 days after we notify the applicable party of the breach, but only if we exercise our right to terminate within 120 days after the 90-day cure period expires.

Competition

      The CORrestore patch will compete against existing patches, which are formed by the surgeon during SAVR surgeries out of dacron or bovine pericardium tissue. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges. Although we believe the CORrestore patch has important advantages over patches that are currently used, including its ease of use and better seal against leaks at the edge, existing patches are significantly less expensive. In addition to promoting SAVR in general as a treatment for congestive heart failure, we will have to convince users that the advantages of the CORrestore patch outweigh its additional cost. At least one study using dacron patches indicates that they are effective. SAVR is in the early stages of its development and, if it develops, the market for patches used in SAVR might become highly competitive. There are many larger companies in this industry that have significantly larger research and development budgets than ours. Competitors may be able to develop additional or better treatments for congestive heart failure.

      We believe that a manufacturer’s reputation for producing effective, sterile, reliable and technically advanced and patented products, clinical literature, association with leaders in the field, references from users, surgeon convenience and price are the principal competitive factors in the medical supply industry.

Insurance

      Because the Cerebral Oximeter and the CORrestore patch are intended to be used in hospital critical care units with patients who may be seriously ill or may be undergoing dangerous procedures, we might be exposed to serious potential products liability claims. We have obtained products liability insurance with a liability limit of $2,000,000. We expect to increase this coverage when we begin human clinical trials for the CORrestore patches because of the higher risk associated with this product. We also maintain coverage for property damage or loss, general liability, business interruption, travel-accident, directors’ and officers’ liability and workers’ compensation. We do not maintain key-man life insurance.

Properties

      We believe that, depending on sales of the Cerebral Oximeter, our current facility is more than suitable and adequate for our current needs, including our assembly of the Cerebral Oximeter, storing inventories of CORrestore patch products and conducting our operations in compliance with prescribed FDA QSR guidelines, and will allow for substantial expansion of our business and number of employees.

Risk Factors

      The following are risk factors relating to our CORrestore patch:

We have incurred losses in every year of our existence and expect our losses to continue in fiscal 2000; our ability to continue as a going concern is uncertain.

      We have incurred net losses in every year of our existence. From our inception on January 15, 1982 through May 31, 2000, we incurred an accumulated deficit of $48,310,472, including a net loss of $4,665,291 for the year ended November 30, 1999 and $1,867,600 for the six months ended May 31, 2000. Companies such as ours frequently encounter delays, expenses, problems and uncertainties in developing products and markets for new products. We do not believe that our product sales will be sufficient to support our operations in fiscal 2000, for many reasons, including:

•	the need for customer education about the clinical benefits of the Cerebral Oximeter,
•	the lengthy sales cycle for the Cerebral Oximeter,

•	the expected costs of developing the CORrestore patch, product-line extensions of the Cerebral Oximeter for use on newborns, other non-brain tissue applications of our INVOS technology and enhancements to the Cerebral Oximeter and SomaSensor,
•	our need to attract and service a customer base, and
•	our ability to manufacture our products on a commercial scale in a cost-effective manner.

For the foreseeable future, we believe that we will continue to incur net losses. It is possible that we will never become profitable. Due to our history of losses and our current financial condition, our independent auditors’ report includes an explanatory paragraph referring to an uncertainty concerning our ability to continue as a going concern.

We might not be able to successfully develop and market the CORrestore patch.

      We are developing the CORrestore patch for use in SAVR surgeries. We must further develop the patch, perform clinical testing, obtain FDA clearance or approval to sell the CORrestore patch in the United States and obtain approvals to sell the CORrestore patch outside of the United States. The time and expense necessary to develop the CORrestore patch are not certain. In addition, we have no previous experience in developing, manufacturing or marketing surgical patches, and the following are some of the risks we face:

•	we might not be able to develop an effective patch;
•	clinical tests required to obtain regulatory approval might be significantly more expensive or time consuming than we expect;
•	we might not be able to obtain FDA clearance or approval to market the patch in the United States, for various reasons, including if clinical tests do not show the patch to be safe and effective, if the FDA deems the data unsuitable, or if the FDA requires additional or follow-up testing;
•	the final product might not be economical to manufacture or market;
•	we will be dependent on third parties to perform the clinical tests and to manufacture the patch; and
•	third parties might introduce equivalent, superior or less expensive products.

Therefore, we might not be successful in marketing this product even if we receive clearance or approval to sell it.

Development of the CORrestore patch could adversely affect operating results, distract management and dilute shareholders.

      We currently expect the development, clinical testing and regulatory approval process for the CORrestore patch to take at least two years, and we will not be able to sell the patch in the United States until FDA clearance or approval is obtained. We have currently budgeted approximately $3,800,000 over the next two years to develop, test and prepare for manufacturing of the CORrestore patch. Our efforts to develop and market this patch could disrupt our ongoing Cerebral Oximeter business and distract our management and employees, and they are expected to increase our expenses significantly. In addition, pursuant to our CORrestore licenses, we have granted warrants to purchase 400,000 common shares at an exercise price of $3.00 a share, and have agreed to issue warrants to purchase an additional 2,100,000 common shares, subject to obtaining shareholder approval, at an exercise price of $3.00 a share. These warrants will increase our expenses and could dilute the interests of our existing shareholders. We might be required to issue additional common shares to finance the development of the CORrestore patch, which could further dilute the interests of our existing shareholders.

Our products are new and might not be accepted by the medical community.

      To date, the medical community has had little exposure to us or our technology. Because the medical community is often skeptical of new companies and new technologies, members of the medical community might not perceive a need for the Cerebral Oximeter or the CORrestore patch or be convinced of their clinical benefits. In addition, hospital purchasing decisions for equipment like the Cerebral Oximeter are often made by hospital purchasing committees that might not include the user of the equipment. In such a case, the committees must be convinced to purchase our product. Even if we are successful in convincing physicians, other medical professionals and their hospital purchasing committees of the need for the Cerebral Oximeter, they might be unwilling or unable to commit funds to the purchase of the Cerebral Oximeter due to limited budgets or decreases in capital expenditures. In many cases, these limits are due to hospital cost controls, increased managed care and fixed reimbursements for the medical procedures in which the Cerebral Oximeter is used. If our products fail to achieve market acceptance, our business, financial condition and results of operations could be adversely affected.

We are largely dependent on others to demonstrate the clinical benefits of SAVR surgery, to train surgeons and to obtain reimbursement codes for the procedure.

      We are dependent on positive results of clinical research to convince heart surgeons of the clinical benefits of SAVR, and we are dependent on others to help train surgeons in the procedure. Even if surgeons are convinced of the benefits of SAVR and are trained to perform it, we must convince them to use the CORrestore patch in the procedure, rather than a less expensive substitute. In addition, patients might be unwilling to undergo the procedure unless insurers are willing to reimburse them for the cost of the procedure.

The medical products industry is intensely competitive.

      We believe that the markets for cerebral oximetry products and the CORrestore patch, if they develop, may become highly competitive. We know of foreign companies that have sold products relating to cerebral metabolism monitoring for research or evaluation. In addition, if and when the CORrestore patch is developed, it will compete against existing patches, which are formed by the surgeon during SAVR surgeries out of dacron or bovine pericardium tissue. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges. Although we believe the CORrestore patch has important advantages over patches that are currently used, existing patches are significantly less expensive and at least one study using dacron patches indicates that they are effective.

      The medical products industry is characterized by intense competition and extensive research and development. Other companies and individuals are engaged in research and development of non-invasive cerebral oximeters, and extensive research and development is ongoing regarding congestive heart failure. We believe there are many other potential entrants into our markets. Some of these potential competitors have well-established reputations, customer relationships and marketing, distribution and service networks. Some of them have substantially longer histories in the medical products industry, larger product lines, and greater financial, technical, manufacturing, research and development and management resources than we do. Many of these potential competitors have long-term product supply relationships with our potential customers. These potential competitors might succeed in developing products that are at least as reliable and effective as our products, that make additional measurements, that are less costly than our products, or that provide alternatives to our products, such as additional or better treatments for congestive heart failure.

      These potential competitors may be more successful than we are in manufacturing and marketing their products, and may be able to take advantage of the significant time and effort we have invested to gain medical acceptance of cerebral oximetry and the time and effort we expect to invest to gain medical acceptance of SAVR and the CORrestore patch. In addition, one patent issued to an unaffiliated third party and relating to cerebral oximetry expired in 1999, two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 1998, and two patents issued to an unaffiliated third party and relating to cerebral oximetry will expire in 2000. These expiring patents will make that technology generally available and potentially help the development of competing products. Successful commercial development of competing products could lead to loss of market share and lower margins and have an adverse effect on our business, financial condition and results of operations.

      We also compete indirectly with numerous companies that sell medical equipment to hospitals for the limited amount of funding allocated to capital equipment in hospital budgets. The market for medical equipment is subject to rapid change due to an increasingly competitive, cost-conscious environment and to government programs intended to reduce the cost of medical care. Many of these manufacturers of medical equipment are large, well-established companies whose resources, reputations and ability to leverage existing customer relationships may give them a competitive advantage over us. Our products and technology also compete indirectly with many other methods currently used to measure blood oxygen levels or the effects of low blood oxygen levels.

We expect to need substantial additional financing to fund our operations.

      We will require substantial additional capital to further develop our products, to commercialize our products and to sustain our operations. If we sell the remaining 507,206 common shares to Kingsbridge pursuant to the Private Equity Line Agreement, based on current market prices, we expect that the net proceeds of those sales will be adequate to satisfy our operating and capital requirements through December 2000. By that time, we will be required to raise additional cash either though additional sales of our products, through sales of securities, by incurring indebtedness or by some combination of these alternatives. We do not believe that our product sales will be sufficient to sustain our operations at that time and we have no current commitments for any debt financing. We also have no current commitments for any additional sales of securities, other than pursuant to the Private Equity Line Agreement if we obtain shareholder approval to issue additional shares. See Part I of this proxy statement. In the past, we have raised required capital through sales of additional equity securities. If we are unable to raise additional cash by that time, we will be required to reduce or discontinue our operations.

      Changes in the market price or trading volume of our common shares could reduce the proceeds we receive for selling those common shares, decrease the number of shares we can sell in a particular period or both. In addition, changes in our business or business plans or unexpected expenses could change our cash needs. Our future cash needs will depend on many factors, including:

•	the cost of developing and testing the CORrestore patch,
•	the time and cost involved in obtaining regulatory approvals;
•	the cost of marketing and assembly activities,
•	whether we can successfully market our products,
•	the rate of market acceptance of our products,
•	the scope of our research and development programs,
•	the length of time required to collect accounts receivable, and
•	competing technological and market developments.

Each of these factors could shorten the length of time the cash we receive from sales of our common shares under the Private Equity Line Agreement will sustain our operations. When we need additional financing, it might not be available on terms acceptable to us or at the times we require it, if at all, and such financing will likely dilute the interests of existing shareholders.

Our performance depends on our ability to attract and retain key personnel.

      Our future performance depends in significant part on the continued service of our senior management, including Bruce J. Barrett, President and Chief Executive Officer, and various scientific, technical and manufacturing personnel. Our loss of any of these key personnel could have an adverse effect on us. In addition, CORrestore, LLC may terminate its licenses with us if Bruce J. Barrett ceases to be our Chief Executive Officer or ceases to be responsible for our activities relating to the license at any time before June 2, 2005. We do not maintain key-man life insurance on any of our key personnel. In addition, competition for qualified employees is intense, and if we are unable to attract, retain and motivate additional, highly-skilled employees required for the expansion of our operations, our business, financial condition and results of operations could be adversely affected. Our ability to retain existing employees and attract new employees might be adversely affected by our current financial situation. We cannot assure you that we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms.

We are dependent on our distributors for our international sales.

      We are dependent on our distributors to generate international sales of Cerebral Oximeters and we expect to depend on distributors for international sales of the CORrestore patch if and when it is developed. We believe that our current distributors are knowledgeable, and we have a training program for new distributors concerning our technology and our Cerebral Oximeter and SomaSensor. However, independent distributors might not have sufficient knowledge about, or familiarity with, our technology or products to demonstrate adequately their operation and clinical benefits. If our distributors fail to market, promote and sell our products adequately, our business, financial condition and results of operations would be adversely affected.

      We might not be able to engage additional distributors on a timely basis, enter into other third-party marketing arrangements, or retain or replace our existing distributors, when required. If we are unable to engage, replace or retain distributors, our ability to market and sell our products internationally could be adversely affected. In addition, any required distributor terminations could increase our costs. Even if we are able to engage and retain distributors, they might incur conflicting obligations to sell other companies’ products or they might distribute other products that provide greater revenues than are provided by our products.

      One international distributor accounted for approximately 23% of our net revenues for fiscal 1999. In addition, in fiscal 2000 we entered into an exclusive distributor agreement with Nellcor Puritan Bennett Export, Inc. initially covering 33 countries for our Cerebral Oximeter. The loss of either of these distributors could have an adverse effect on our business, financial condition and results of operations.

New product development is expensive and might not result in commercially viable products.

      We have invested substantial resources to develop the Cerebral Oximeter and the related disposable SomaSensor. We expect to continue to invest substantial resources to develop:

•	the CORrestore patch,
•	product-line extensions of the Cerebral Oximeter for use on newborns,
•	other non-brain tissue applications of INVOS technology, and
•	enhancements to the Cerebral Oximeter and SomaSensor.

New products require extensive testing and regulatory clearance before they can be marketed, and substantial customer education concerning the product’s use, advantages and effectiveness. In addition, sales of our cerebral oximetry products might be limited because of resistance to major capital equipment expenditures by hospital purchasing committees. Sales of all of our products might be limited because hospitals might fear that the cost of a new device or product will lower its profits because medical insurers generally fix reimbursement amounts for the procedures in which our products might be used. We might not be able to develop commercially viable products. In addition, we are dependent on third parties to develop and test the CORrestore patch.

Patients might assert products liability claims against us.

      Because we test, market and sell a patient monitoring device and a heart patch, patients might assert products liability claims against us. The Cerebral Oximeter is used in operating rooms and other critical care hospital units with patients who might be seriously ill or might be undergoing dangerous procedures. The CORrestore patch is expected to be used on seriously ill patients undergoing a dangerous procedure. On occasion, patients on whom the Cerebral Oximeter is being used, or in whom a CORrestore patch is implanted, may be injured or die as a result of their medical treatment or condition. We might be sued because of such injury or death, and regardless of whether we are ultimately determined to be liable, we might incur significant legal expenses not covered by insurance. In addition, products liability litigation could damage our reputation and impair our ability to market our products. Litigation could also impair our ability to retain products liability insurance or make our insurance more expensive. We have products liability insurance with a liability limit of $2,000,000. This insurance is costly and even though it has been obtained, we might not be able to retain it. Even if we are able to retain this insurance, it might not be sufficient to protect us in the event of a major defect in the Cerebral Oximeter or the CORrestore patch. If we are subject to an uninsured or inadequately insured products liability claim based on the performance of the Cerebral Oximeter or the CORrestore patch, our business, financial condition and results of operations could be adversely affected.

We are dependent on third parties for manufacturing our products and testing the CORrestore patch.

      We are dependent on various suppliers for manufacturing the components for our Cerebral Oximeter and the related disposable SomaSensor. We believe that each component is generally available from several potential suppliers. However, engaging additional or replacing existing suppliers of custom-designed components is costly and time consuming. We do not intend to maintain significant inventories of components, Cerebral Oximeters or SomaSensors. Therefore, we might incur delays in meeting delivery deadlines if a particular supplier is unable or unwilling to meet our requirements. We estimate that it would require approximately three to four months to change SomaSensor suppliers. In addition, we do not have direct control over the activities of our suppliers and are dependent on them for quality control, capacity, processing technologies and, in required cases, compliance with FDA Quality System Regulation requirements. If we cannot replace suppliers on a timely basis when necessary, our business, financial condition and results of operations may be adversely affected. In addition, because we do not have long-term agreements with our suppliers, we might be subject to unexpected price increases which might adversely affect our profit margins.

      We will be dependent on a third party to test and manufacture the CORrestore patch. We have not yet engaged a manufacturer for the CORrestore patch, and our License Agreement limits the parties that we may engage. The ultimate success of our CORrestore business is dependent on our ability to engage and manage the manufacturer of the CORrestore patch. We might not be able to engage a manufacturer for the CORrestore patch on terms acceptable to us. If we are unsuccessful in engaging or managing the manufacturer of the CORrestore patch, our business could be adversely affected. Any delay in our engaging a manufacturer may delay the development, testing and marketing of the CORrestore patch.

Nasdaq Shareholder Approval Requirement

In exchange for the licenses, the License Agreement required us to issue five-year warrants to purchase 400,000 common shares at $3.00 a share on June 2, 2000, and, subject to shareholder approval, requires us to issue five-year warrants to purchase an additional 2,100,000 common shares at $3.00 a share, when we receive clearance or approval from the FDA to market the CORrestore patch in the United States, exercisable based on our cumulative net sales of the CORrestore patch products. The shares issuable upon exercise of these warrants constitute more than 20% of the 6,350,876 common shares outstanding as of June 2, 2000, the date we entered into the License Agreement.

      Our common shares are listed for trading on The Nasdaq SmallCap Market. As a result, we must comply with Nasdaq corporate governance rules contained in the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 4310(c)(25)(H) requires shareholder approval before we issue securities in connection with the acquisition of the stock or assets of another company if:

•	due to the present or potential issuance of common shares, or securities convertible into or exercisable for common shares, other than a public offering for cash;
•	the common shares have or will have upon issuance voting power of at least 20% of the voting power outstanding before the issuance or will be at least 20% of the number of common shares outstanding before the issuance.

If all of the common shares subject to the warrants issuable pursuant to the License Agreement became exercisable and were exercised, the 2,500,000 common shares issued would exceed 20% of the 6,350,876 common shares outstanding on June 2, 2000, the date we entered into the License Agreement.

Outstanding Rights to Acquire Common Shares

      For a description of the number of common shares and rights to acquire our common shares that were outstanding as of July 12, 2000, see “Outstanding Rights to Acquire Common Shares” in Part I of this proxy statement.

Recommendation

      In the opinion of our Board of Directors, if the shareholders fail to approve the issuance of the warrants to CORrestore and its agent, and common shares issuable upon exercise of those warrants, as proposed, it could have a detrimental effect on our business, because we might lose our license rights under the License Agreement. The Board of Directors recommends a vote FOR approval of our issuance and sale of warrants to purchase an aggregate of up to 2,500,000 common shares at $3.00 a share to CORrestore, LLC and its agent, and our issuance and sale of the common shares subject to the warrants if they are exercised.

III. OTHER MATTERS

Annual Report

      We file an Annual Report on Form 10-K with the Securities and Exchange Commission. We will provide, without charge, to each person being solicited by this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended November 30, 1999 (as filed with the Securities and Exchange Commission, excluding exhibits for which a reasonable charge shall be imposed). All such requests should be directed to Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attention: Investor Relations Department.

Shareholder Proposals

      Proposals of shareholders that are intended to be presented at our 2001 Annual Meeting of Shareholders must be received by our Secretary at our offices, 1653 East Maple Road, Troy, Michigan 48083-4208, no later than November 16, 2000 to be considered for inclusion in the proxy statement and proxy relating to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      We must receive notice of any proposals of shareholders that are intended to be presented at our 2001 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, no later than January 30, 2001 to be considered timely. Such proposals should be sent by certified mail, return receipt requested and addressed to Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attention: Investor Relations Department. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Other Business

      Neither we nor the members of our Board of Directors intend to bring before the special meeting any matters other than those set forth in the Notice of Special Meeting of Shareholders, and none of us has any present knowledge that other matters will be presented for action at the special meeting by others. However, if other matters are properly presented to the meeting, the persons named in the enclosed proxy intend to vote the shares represented by the proxy in accordance with their best judgment.

By order of the Board of Directors

Bruce J. Barrett President and Chief Executive Officer

Troy, Michigan August 10, 2000

[PROXY CARD PROPOSAL]

[FRONT]

PROXY	Preliminary Copy

SOMANETICS CORPORATION
BOARD OF DIRECTORS PROXY FOR SPECIAL MEETING SEPTEMBER 7, 2000
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SOMANETICS CORPORATION

The undersigned hereby appoints Bruce J. Barrett and Mary Ann Victor, and each of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the Common Shares, par value $0.01 per share, of the undersigned in Somanetics Corporation (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on September 7, 2000, and at any and all adjournments thereof.

(To be Signed on Reverse Side)

SEE REVERSE SIDE

[BACK]
X	Please mark your votes as in this example.

1.	Approval of our issuance and sale, from time to time, of common shares for a cash price between 86% and 90% of the then current average market price of our common shares, up to an aggregate of $15 million, in a private placement to Kingsbridge Capital Limited pursuant to the Private Equity Line Agreement dated March 6, 2000 (currently estimated to aggregate 6,007,197 common shares based on the common shares already issued and the market price of our common shares as of July 12, 2000; the actual number of common shares to be issued will depend on the market price of our common shares from time to time and cannot be determined at this time), our issuance and sale of a warrant to purchase up to 200,000 common shares to Kingsbridge, and our issuance and sale of the common shares subject to the warrant if it is exercised, all pursuant to Nasdaq Rule 4310(c)(25)(H)
		FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

2.	Approval of our issuance and sale of warrants to purchase an aggregate of up to 2,500,000 common shares at $3.00 a share to CORrestore, LLC and its agent, and our issuance and sale of the common shares subject to the warrants if they are exercised, pursuant to the License Agreement, dated as of June 2, 2000, all pursuant to Nasdaq Rule 4310(c)(25)(H).	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	In their discretion with respect to any other matters that may properly come before the meeting.

The Shares represented by this proxy will be voted in accordance with the specifications made herein. The shares represented by this Proxy will be voted for Proposal 1 and for Proposal 2 if no instructions to the contrary are indicated or if no instruction is given. If any other matters are properly presented at the meeting for action to be taken thereon, the shares represented by this proxy will be voted on such matters by the persons named as proxies herein in accordance with their best judgment.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S):	DATE:	, 2000
SIGNATURE(S):	DATE:	, 2000

(NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, GUARDIANS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING, GIVING FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, EXECUTE IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF SHARES ARE HELD IN THE NAME OF TWO OR MORE PERSONS, ALL SHOULD SIGN.)